Exhibit 99.1

JOINT FILING AGREEMENT
Pursuant to Rule 13d-(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this exhibit is attached is filed on behalf of each of them.

February 13, 2019
Date

Fox Paine & Company, LLC
Saul A. Fox
Mercury Assets Delaware, LLC
Benjerome Trust
Fox Mercury Investments, L.P.
FM Investments GP Inc.
Fox Paine Global, Inc.

By:	/s/ Saul A. Fox
Name:	Saul A. Fox
Title:	Authorized Signatory

Fox Paine International GP, Ltd.
FP International LPH, L.P.
Fox Paine Capital Co-Investors International GP, Ltd.
Fox Paine Capital Fund II International, L.P.
U.N. Holdings (Cayman) II, Ltd.
U.N. Holdings (Cayman), Ltd.
U.N. Co-Investment Fund III (Cayman), L.P.

By:	/s/ Michele Colucci
Name:	Michele Colucci
Title:	Authorized Signatory

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